PIONEER VARIABLE CONTRACTS TRUST



                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3



                       CLASS I SHARES AND CLASS II SHARES

             The series of Pioneer Variable Contracts Trust (the "Trust") listed on SCHEDULE A hereto (each, a "Series") will have of two classes of shares, Class I and Class II shares. Within each Series, Class I and Class II shares shall have the same relative rights and privileges and shall be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees of the Trust, on behalf of an applicable Series, may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Series' prospectuses, shares may be exchanged only for shares of the same class of another Series.

         ARTICLE I.  CLASS I SHARES

         Class I Shares are sold at net asset value per share without the imposition of an initial sales charge. Class I Shares are not subject to a contingent deferred sales charge ("CDSC") upon redemption regardless of the length of the period of time such shares are held. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Series' prospectus with respect to Class I Shares. Class I Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1. The Class I Shareholders of the Trust have exclusive voting rights, if any, with respect to the Trust's possible future adoption of a Class I Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class I Shares on a per account basis except to the extent, if any, such an allocation would cause the Trust or the Series to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the Internal Revenue Service ("IRS") relating to the issuance of multiple classes of shares. Class I shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class I shares.

         ARTICLE II.  CLASS II SHARES

Class II Shares are sold at net asset value per share without the imposition of an initial sales charge. Class II Shares are not subject to a CDSC upon redemption regardless of the length of the period of time such shares are held. Class II Shares shall be entitled to the shareholder services set forth from time to time in the Series' prospectus with respect to Class II Shares. Class II Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class II shares under the Class II Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class II Shareholders of the applicable Series have exclusive voting rights, if any, with respect to the Trust's Class II Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class II Shares on a per account basis except to the extent, if any, such an allocation would cause the Trust or the Series to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class II shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class II shares.

         ARTICLE III.  APPROVAL BY BOARD OF TRUSTEES

         This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Trustees of the Trust, on behalf of each series, and (b) those of the Trustees who are not "interested persons" of the Trust, as such term may be from time to time defined under the Act.

        ARTICLE IV.  AMENDMENTS

          No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article III.


SCHEDULE A  (AS OF NOVEMBER 20, 2001)

               Pioneer America Income VCT Portfolio

               Pioneer Balanced VCT Portfolio

               Pioneer Emerging Markets VCT Portfolio

               Pioneer Equity-Income VCT Portfolio

               Pioneer Europe VCT Portfolio

               Pioneer Europe Select VCT Portfolio

               Pioneer Fund VCT Portfolio

               Pioneer Global Consumers VCT Portfolio

               Pioneer Global Energy & Utilities VCT Portfolio

               Pioneer Global Financials VCT Portfolio

               Pioneer Global Health Care VCT Portfolio

               Pioneer Global Industrials VCT Portfolio

               Pioneer Global Telecoms VCT Portfolio

               Pioneer Global Value VCT Portfolio

               Pioneer Growth Shares VCT Portfolio

               Pioneer High Yield VCT Portfolio

               Pioneer International Growth VCT Portfolio

               Pioneer Mid-Cap Value VCT Portfolio

               Pioneer Money Market VCT Portfolio

               Pioneer Real Estate Growth VCT Portfolio

               Pioneer Science & Technology VCT Portfolio

               Pioneer Small Cap Value VCT Portfolio

               Pioneer Small Company VCT Portfolio

               Pioneer Strategic Income VCT Portfolio

               Pioneer Swiss Franc VCT Portfolio